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                                                                  Exhibit (d)(3)



                                August 14, 2000



                                              PRIVATE AND CONFIDENTIAL
                                              ------------------------


United Technologies Corporation
United Technologies Building
Hartford, CT 06101
Attn:  Ari Bousbib, Vice President
                    Corporate Strategy and Development


Ladies and Gentlemen:

     1. In connection with your consideration of a possible transaction with Specialty Equipment Companies, Inc., a Delaware corporation (the "Company"), you have requested information concerning the company. As a condition of your being furnished such information, you agree to treat any information (whether written or oral) concerning the Company or its affiliates which is furnished to you or your Representatives (as defined below) by or on behalf of the Company for the purposes of assisting your evaluation of a Potential Transaction (as defined below) after the date of this letter agreement (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement. "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives which is otherwise Evaluation Material pursuant hereto; provided, however, that the foregoing shall not require you to reveal or disclose to the Company in any manner any such notes, analyses, complications, studies, interpretations or other documents prepared by you or your Representatives. The term "Evaluation Material" does not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that to your knowledge such source is not bound by a confidentiality agreement with the Company, (c) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that to your knowledge the source of such information was not bound by a confidentiality agreement with the Company in respect thereof, or (d) is independently developed by you or your Representatives without reference to and/or reliance upon any Evaluation Material.

        2. As used in this letter agreement, the term "Representatives" means, as to any person, such person's affiliates and its and their directors, officers, members, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) and its potential sources of financing (collectively, the "Representatives"). As used in this letter agreement, (i) the term "affiliate" has the meaning provided in Rule 12b-2 under the






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Securities Exchange Art of 1934 (the "Exchange Act") and includes persons or entities who become affiliates after the date hereof, (ii) the terms "own" and "ownership" include, but are not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act and (iii) the term "person" means any entity, individual or group of individuals, including without limitation, any corporation, company, group, syndicate or partnership.

     3. You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you (a "Potential Transaction"), and that such information will be protected from disclosure to third paries using the same degree of care that you use to protect your own confidential and/or proprietary information of like nature; provided, however, that any such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being agreed that such Representatives shall be informed by you of the confidential nature of such information and instructed to comply with the terms of this agreement). You shall be responsible for any actions by your Representative which if taken by or on behalf of the Company would constitute a breach of this letter agreement and you agree, at your sole expense, to take all commercially reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     4. Unless a party has obtained the prior written consent of other party hereto, you and that Company agree that neither party will and each will direct its Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. Notwithstanding the foregoing such disclosure may be made to the minimum extent required by applicable law, regulation or stock exchange rules; provided, however, to the extent legally practicable, no such disclosure shall be made (i) other than in accordance with the procedures set forth in Section 6 hereof and
(ii) unless and until notice of such required disclosure has been provided to the other party and such other party has had an opportunity to review and comment upon the text and/or content of such disclosure.

     5. You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that under the United States securities laws any person who has received material, non-public information concerning a company is restricted with respect to the purchase or sale of securities of that company or communication of such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     6. In the event that you or any of your Representatives are requested (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) or otherwise required by applicable law or regulation to disclose any Evaluation Material, you agree to notify the Company promptly of such request(s) and the documents requested thereby so that the Company may seek an appropriate protective order and/or waive in writing your compliance with the provisions of this Agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder your are nonetheless, in the opinion of your counsel, legally compelled to disclose such Evaluation Material, you may disclose such information without liability hereunder, provided, however, that you shall give the


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Company written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use your commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company designates.

     7. At any time upon our request, except as otherwise provided in the next sentence, you shall promptly redeliver to the Company all written material containing or reflecting any information contained in the Evaluation Material (whether prepared by the Company or otherwise, and whether in your possession or the possession of your Representatives) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever (including all copies, extracts or other reproductions), prepared by you or your Representatives based on the information contained in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. The redelivery of such material shall not relieve your obligation of confidentiality or other obligations hereunder.

     8. You understand that neither the Company nor any of its Representatives make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material supplied by us or our Representatives or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that you shall be entitled to rely solely on such representations or warranties regarding Evaluation Material as may be made to you in any definitive agreement relating to the possible transaction, subject to the terms and conditions of such agreement.

     9. You hereby acknowledge that the Evaluation Material is being furnished to you and your Representatives in consideration of your agreement that, without the prior written consent of the Board of Directors of the Company, you or your Representatives will not (and you and they will not assist or encourage others to) directly or indirectly, for a period of eighteen (18) months from the date hereof: (a) make any public announcement with respect to, or submit any proposal for, a transaction between the Company and you (and/or any of your affiliates or any person acting in concert with you) involving the Company, unless such proposal is directed and disclosed solely to the management of the Company or its designated Representatives, and the Company shall have requested in writing in advance the submission of such proposal (and shall have consented in writing, in advance, in the case of any such proposal from or involving parties in addition to, or other than, you, to the involvement of such additional or other parties); (b) by purchase or otherwise, acquire, offer to acquire, or agree to acquire, ownership of any assets (other than in the ordinary course of business of the Company) or businesses of the Company or its affiliates or of any securities issued by the Company or its affiliates or any direct or indirect rights (including convertible securities) or options to acquire such ownership, (or otherwise act in concert with or in any way assist any person which so acquires, offers to acquire, or agrees to acquire); (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in an "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise or influence any person with respect to the voting of any securities issued by the Company; (d) initiate, propose or




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otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other person to initiate any stockholder proposal; (e) acquire or affect the control of the Company or directly or indirectly participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) which owns or seeks to acquire ownership of voting securities of the Company, or to acquire or affect control of the Company; (f) call or seek to have called any meeting of the stockholders of the Company or execute any written consent in lieu of a meeting of holders of any securities of the Company; (g) seek election or seek to place a representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors; (h) otherwise, directly or indirectly, alone or in concert with others, seek to influence or control the management, Board of Directors or policies of the Company or any of its affiliates; or (i) request any waiver, modification, termination or amendment of this paragraph 9 or the relinquishment by the Company of any rights with respect thereto. Notwithstanding the foregoing, nothing contained in this paragraph shall prohibit (i) any outside law firm, Big Five accounting firm, investment bank, environmental consulting firm or similar independent consultant not affiliated with you and retained by you or on your behalf in connection with your evaluation of a Proposed Transaction from representing or providing services to other clients so long as in connection with such representation such Representatives do not take any action which, if taken by the Company, would be a breach of any provision (other than this Section 9) of this Agreement or (ii) the taking of any action otherwise prohibited by this Section with respect to any company which may hereafter become an affiliate of the Company through the acquisition of (A) stock in the Company or (B) all or substantially all of the Company's assets or businesses.

     10. It is further understood and agreed that the Company and its Representatives will arrange for appropriate contacts for due diligence purposes for you and your Representatives. It is also understood and agreed that all (i) communications regarding any possible transaction with or concerning the Company or its securities, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed to such person at the Company or its Representatives as the Company shall designate, and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a transaction with or concerning the Company or its securities will initiate or cause to be initiated any communication with any employee, customer, supplier or other person or entity that has a relationship with the Company or its affiliates concerning the Evaluation Material or any possible transaction with or concerning the Company or its securities. You further acknowledge and agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations with, or directly or indirectly involving, you at any time.

     11. You understand and agree that, without the prior written consent of the Company, you and your Representatives will not, directly or indirectly, in any manner, request, induce or influence any management employee of the Company identified through the Evaluation Materials to leave his or her employment with the Company or its affiliates, or employ any such employee for a period commencing on the date hereof and terminating two (2) years after the date hereof, provided, however, that the foregoing provision will not prevent you from employing any such person (i) who initiates contact with you without any direct or indirect



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solicitations by or encouragement from you or your Representatives or affiliates or (ii) who responds to a general (non-targeted) advertisement or solicitation.

        12. You acknowledge and agree that the Company reserves the right in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations with, or directly or indirectly involving, you at any time.

        13.  You represent and warrant to us that:

                (a) you have the full legal right, power and authority to enter into and perform this letter agreement and the execution and delivery of this letter agreement by you has been duly authorized; and

                (b) this letter agreement is a valid and binding obligation of yours, enforceable against you in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
        (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                (c) the execution and delivery of this letter agreement by you, and your compliance with the terms hereof, does not conflict with or constitute a violation under your certificate of incorporation or by-laws, any statute, law, regulation, order or decree applicable to you, or any contract, commitment, agreement, arrangement or restriction of any kind to which you are a party or by which you are bound.

        14. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

        15. It is understood and agreed that money damages may not be a sufficient remedy for any actual or threatened breach of this letter agreement by you or your representatives and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for you or your Representatives' breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company.

        16. This letter agreement shall be governed by and constructed in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflict of laws thereof.

        17. This letter agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon one instrument.

        18. This letter agreement and the obligations hereunder shall have a term of two (2) years and shall thereafter have no force or effect.


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     If you agree with the foregoing, please so confirm by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.


                                        Very truly yours,

                                        SPECIALTY EQUIPMENT COMPANIES, INC.

                                        By:   /s/ Donald K. McKay
                                           ----------------------------------

                                        Its:      Executive Vice President
                                            ---------------------------------


Confirmed and Agreed to:

UNITED TECHNOLOGIES CORPORATION

By:   /s/ Ari Bousbib
   ---------------------------

Its:      Vice President
    --------------------------

Date: August 14, 2000








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